UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 3 to Schedule 13D )*



                           DARLING INTERNATIONAL, INC.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                  237-266-10-1
                                 (CUSIP Number)


                            Glenn J. Cocchiola, Esq.
                           Cocchiola & Garelick, P.C.
                               1128 Route 31 North
                                 Echo Hill Plaza
                                Lebanon, NJ 08833
                  (Name, Address and Telephone Number of Person
                authorized to Receive Notices and Communications)



               August 8, 9 and 10, 2000, November 13 and 21, 2000,
                  December 27 and 28, 2000 and February 6, 2001
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------
CUSIP NO. 237-266-10-1            SCHEDULE 13G
----------------------

================================================================================
  1     NAME OF REPORTING PERSONS;
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Intermarket Corp.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X]
        (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        NY
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,473,104
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,473,104
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,473,104
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        9.45%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
================================================================================

----------------------
CUSIP NO. 237-266-10-1            SCHEDULE 13G
----------------------

================================================================================
  1     NAME OF REPORTING PERSONS;
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Fernwood Associates, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X]
        (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              415,226
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                415,226
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        415,226
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.66%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

----------------------
CUSIP NO. 237-266-10-1            SCHEDULE 13G
----------------------

================================================================================
  1     NAME OF REPORTING PERSONS;
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Fernwood Restructurings, Limited
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X]
        (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              1,011,078
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,011,078
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,011,078
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        6.49%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
================================================================================

----------------------
CUSIP NO. 237-266-10-1            SCHEDULE 13G
----------------------

================================================================================
  1     NAME OF REPORTING PERSONS;
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

        Fernwood Foundation Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X]
        (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DE
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              46,800
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                46,800
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        46,800
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.30%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

ITEM 1(A).  NAME OF  ISSUER.

            Darling International, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL PLACE OF BUSINESS.

            251 O'Connor Ridge Boulevard
            Suite 300
            Irving, TX 75038

ITEM 2(A).  NAMES OF PERSONS FILING.

            Intermarket Corp. ("Intermarket")
            Fernwood Associates, L.P. ("Associates")
            Fernwood Restructurings, Limited ("Restructurings")
            Fernwood Foundation Fund , L.P. ("Fund").

ITEM 2(B).  ADDRESSES OF PRINCIPAL BUSINESS OFFICES.

            Intermarket: 667 Madison Avenue, New York, New York 10021.
            Associates: 667 Madison Avenue, New York, New York 10021.
            Restructurings: Palm Chambers, P.O. Box 119, Road Town, Tortola,
                            British Virgin Islands.
            Fund: 667 Madison Avenue, New York, New York 10021.

ITEM 2(C).  CITIZENSHIP.

            Intermarket: New York
            Associates: Delaware.
            Restructurings: British Virgin Islands.
            Fund: Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

            Common Stock, $.01 par value

ITEM 2(E).  CUSIP NUMBER.

            237-266-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON.

            (a) [ ] Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).

            (b) [ ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

            (d) [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment advisor in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


ITEM 4.     OWNERSHIP.

            Intermarket:

            (a) Amount beneficially owned: 1,473,104
            (b) Percent of class: 9.45%
            (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote: 0
                (ii)  Shared power to vote or to direct the vote: 1,473,104
                (iii) Sole power to dispose or to direct the disposition of: 0
                (iv)  Shared power to dispose or to direct the disposition of:
                      1,473,104

            Associates:

            (a) Amount beneficially owned: 415,226
            (b) Percent of class: 2.66%
            (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote: 0
                (ii)  Shared power to vote or to direct the vote: 415,226
                (iii) Sole power to dispose or to direct the disposition of: 0
                (iv)  Shared power to dispose or to direct the disposition of:
                      415,226

            Restructurings:

            (a) Amount beneficially owned: 1,011,078
            (b) Percent of class: 6.49%
            (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote: 0
                (ii)  Shared power to vote or to direct the vote: 1,011,078
                (iii) Sole power to dispose or to direct the disposition of: 0
                (iv)  Shared power to dispose or to direct the disposition of:
                      1,011,078

            Fund:

            (a) Amount beneficially owned: 46,800
            (b) Percent of class: .30%
            (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote: 0
                (ii)  Shared power to vote or to direct the vote: 46,800
                (iii) Sole power to dispose or to direct the disposition of: 0
                (iv)  Shared power to dispose or to direct the disposition of:
                      46,800

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATIONS

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                          February 21, 2001


                                          INTERMARKET CORP.

                                          By: /s/ David B.Forer
                                              -------------------------
                                              David B. Forer, President

                                          FERNWOOD ASSOCIATES, L.P.

                                          By: /s/ David B. Forer
                                              -------------------------------
                                              David B. Forer, General Partner





                                          FERNWOOD RESTRUCTURINGS, LIMITED

                                          By: /s/ David B. Forer
                                              ------------------------
                                              David B. Forer, Director






                                          FERNWOOD FOUNDATION FUND, L.P.

                                          By: /s/ David B. Forer
                                              -------------------------------
                                              David B. Forer, General Partner








Attention.  Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).